Exhibit 10.43

COMMUNITY WEST BANK
Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) including Exhibits A-C attached hereto, is entered into by and between Community West Bank, including its directors, officers, employees, contractors, agents, representatives, successors and assigns (collectively, “the Bank”) and Maureen C. Clark, an individual, and her heirs, agents, representatives and assigns (collectively, “Employee”).

RECITALS

WHEREAS, the Bank is a California National Banking Association duly organized, validly existing and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted, with its principal place of business located at 445 Pine Street, Goleta, California 93117;

WHEREAS, the Bank wishes to employ Employee; and Employee agrees to accept employment with the Bank, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.         EMPLOYMENT. The Bank hereby employs Employee as the Executive Vice President, Chief Operating and Chief Information Officer under the terms and conditions contained herein. Employee’s employment shall commence on September 26, 2016.  Employee’s employment shall continue until terminated by either party pursuant to the terms contained herein (the “Term”).

2.         AT-WILL EMPLOYMENT STATUS. Employee’s employment with the Bank is and shall remain “at will,” meaning that either the Bank or Employee shall have the right at any time, for any reason or no reason at all, to terminate Employee’s employment with the Bank upon written notice to the other party, subject to the termination provisions contained herein.

3.         POSITION AND DUTIES

3.1.          Position and Reporting Relationship. During the Term, Employee shall serve the Bank in the position of Executive Vice President, Chief Operating and Chief Information Officer. Employee shall report directly to the President and CEO.  Employee shall perform her duties at the Bank’s facility in Goleta, California, or such other location as the Bank may designate in its sole discretion.

3.2.          Duties and Responsibilities. During the Term, Employee’s duties and responsibilities shall include, without limitation, those duties set forth in Exhibit A hereto, as well as those additional duties and responsibilities which the Bank may from time to time assign to Employee. In acting on the Bank's behalf, Employee shall observe and be governed by all of the Bank’s rules and policies as established by the Bank from time to time in the Bank’s sole discretion.

3.3.          Schedule.  Employee shall be employed on a full-time basis, which shall mean that Employee is expected to devote approximately forty (40) hours per week to their work, or as needed to complete their duties. Employee is expected to be reasonably available to the Bank for business purposes between the hours of 8 am to 5 pm, Monday through Friday, except as agreed by Bank.  As an exempt employee, Employee shall not be paid additional compensation for overtime or excessive work hours.  Employee shall not keep time records, but shall be required to record absences for illness, personal time off, or other periods in which Employee is not performing work for the Bank.

3.4.          Best Efforts During Employment. At all times during the Term, Employee shall use their best efforts, skills, judgment and abilities, and shall at all times promote the Bank's interests and perform and discharge well and faithfully those duties. Employee shall devote Employee’s full and exclusive business time, attention and energies to the Bank's business in accordance with Employee’s anticipated schedule and duties hereunder. At no time during the Term shall Employee directly or indirectly engage in any activity that could or does materially interfere with or adversely affect Employee's performance of Employee's duties under this Agreement, or compete with or damage in any way the business of the Bank.

4.          COMPENSATION

4.1.          Base Salary. In consideration of Employee’s services hereunder, the Bank shall pay to Employee an annual base salary (the “Base Salary”) of Two Hundred and Twenty Thousand Dollars ($220,000.00), payable in such installments and on such schedule as the Bank may from time to time implement for general payroll purposes. Such Base Salary shall be subject to required tax and other withholdings and shall be prorated for any partial periods of employment. The Bank, acting in its sole and absolute discretion, may review Employee’s performance and/or may adjust the Base Salary from time to time based upon the performance of Employee and/or the Bank, market conditions, or other factors in the Bank’s sole discretion.    Nothing in this section shall obligate the Bank to increase the Base Salary payable as a result of such review.  The Bank will not reduce the Base Salary payable to Executive without good cause.

4.2.          Bonuses. Employee shall be considered for an annual bonus based upon, without limitation, such factors as Employee’s performance and the overall performance of the Bank. Such annual bonus shall be paid to Employee, if at all, by no later than March 15th  after the close of the calendar year for performance achieved in the prior calendar year, provided Employee is actively employed and has not given notice of resignation at the time the bonus is paid. The existence and amount of any bonus provided to Employee in any given year is solely within the discretion of the Bank. The provision of a bonus in any given year does not guarantee any future bonus in any amount and does not alter the at-will status of Employee’s employment.

4.3           Deferred Compensation.  The bank has established a liability account for the benefit of the Employee as a participant in the Community West Bank Executive Deferred Compensation Agreement dated October 1, 2016.

5.         BENEFITS. Upon commencement of the Term, Employee shall be entitled to receive those benefits to which Employee may be entitled by law. In addition to such legally-mandated benefits, Employee shall also be eligible to receive the Bank-sponsored benefits set forth below. The terms and conditions of such benefits shall be governed by the plan descriptions and/or the Bank’s policies as applicable. Such benefits shall be provided in the sole discretion of the Bank, and may be altered or revoked at any time.

5.1.          Equity. Employee shall be eligible to participate in the Community West Bancshares Stock Option Plan in accordance with the express terms of that plan.  Employee will be granted an initial 20,000 share options upon the approval of the bank’s Board of Directors at the first board meeting after employee’s hire date.

5.2.          Vacation: Upon commencement of the Term, Employee shall receive four (4) weeks (twenty days) of paid vacation, which may be used by Employee for personal reasons including vacation or personal time off. Vacation shall accrue and be carried over up to a maximum of 1.50 times the annual accrual, at which time further accruals shall cease until Employee has used enough vacation to bring the accrual below the cap. Accrued but unused vacation shall be paid to Employee upon separation from employment. Bank reserves the right to cash out Employee’s vacation, require Employee to schedule vacation, schedule vacation for Employee with at least 90 days’ notice, or deny or defer vacation for business reasons.

5.3.          Sick Leave:  Upon commencement of the Term, Employee shall receive nine (9) days of paid sick leave, which may be used by Employee for personal reasons including preventive care or the diagnosis, care or treatment of an existing health condition, medical or dental appointments, a need for time off due to domestic violence, sexual assault or stalking, and to care for Employee’s injured or ill family member, including Employee’s spouse, child of any age, sibling, parent, registered domestic partner, grandparent, grandchild or any other family members specified by applicable law. Sick leave shall not accrue or carry over, and will be extinguished at the end of the anniversary year, with a new allotment of sick time provided to Employee on the first day of the following anniversary year.  Accrued but unused sick time is not paid out at separation from employment.

5.4.          Holidays:  Employee shall be entitled to participate in all paid holidays, as offered by the Bank from time to time in the Bank’s sole discretion.

5.5.          Insurance: Employee shall be entitled to group health insurance coverage with the premiums for such coverage to be paid in part by the Bank and in part by the Employee. Employee also shall receive life insurance, and long-term disability with the premiums to be paid by the Bank. All insurance benefits shall be governed by the express terms of the applicable insurance plan.

5.6.          401k Plan: Employee shall also be eligible to participate in the Bank’s 401k Safe Harbor Plan in accordance with the terms of the applicable plan documents, as may be amended from time to time. Bank shall contribute three percent (3%) of Employee’s base salary toward Employee’s 401k plan on an annual basis once the Employee has completed 12 months of service, in accordance with the applicable plan documents.

5.7.          Electronic Equipment: Employee shall receive a computer or laptop with the costs of such equipment to be paid by the Bank.

6.         EXPENSES. The Bank shall reimburse Employee for all reasonable and necessary expenses incurred by Employee during the Term in the course of performing Employee’s services under this Agreement including the use of personal cell phone for bank business per the bank’s reimbursement policies. Employee must submit appropriate expense statements, receipts or such other supporting information in accordance with the Bank's reimbursement policies, as established by the Bank from time to time.

7.         RETURN OF COMPANY PROPERTY. Upon separation from employment for any reason, or at the request of the Bank at any time, Employee shall immediately return to the Bank all originals and copies of any and all Bank information as well as any and all Bank property in Employee’s possession. Employee agrees that all information and property provided to Employee by the Bank or as a result of Employee’s employment with the Bank shall at all times remain the sole and exclusive property of the Bank.

8.         PROTECTION OF COMPANY’S CONFIDENTIAL AND TRADE SECRET INFORMATION. Employee agrees and understands that the Bank’s protection of its confidential and trade secret information is critical to the protection of Bank’s clients and the security of Bank’s business. To demonstrate Employee’s commitment to the protection of such information, and to ensure Bank’s sole ownership and protection of all confidential information, trade secrets, inventions, works for hire and other materials, Employee shall execute the Bank’s Inventions Assignment and Confidentiality Agreement, attached hereto as Exhibit B, as a condition of employment.

9.         NO EXPECTATION OF PRIVACY. Employee recognizes and agrees that Employee has no expectation of privacy with respect to the Bank's communications equipment, telecommunications, networking or information processing systems (including stored computer files, desktop or laptop systems, personal digital assistants, e-mail messages, voice messages, text messages, posts, blogs, tweets, cellular telephone communications, internet activity, computer activity, photos, and any other communications equipment, methodology or output utilized by Employee on behalf of or regarding the Bank or its Related Persons, created or received upon equipment or technology owned by the Bank or used by Employee on the Bank’s behalf). Employee understands that all such activity and communications may be monitored, viewed, retrieved, recovered and accessed by the Bank at any time without notice.

10.       SOCIAL MEDIA. Employee has the right to engage in personal social media activities to express Employee’s thoughts or ideas on Employee’s personal time and using Employee’s personal equipment, so long as such activities are not performed on working time or while using the Bank computers, cell phones, personal digital assistants or other electronic communications equipment, and do not conflict with the Bank policies or business or harm the goodwill and reputation of the Bank. Employee may not (a) disclose the Bank Confidential Information on social media sites; (b) make defamatory or harassing statements about the Bank or its Related Persons; (c) defame the Bank, its activities or its Related Persons; (d) use or reproduce any the Bank logo, website link or other the Bank name or information; or (e) use the Bank’s name or information in connection with the expression of any individual opinion or position. Employee’s social media content must reflect that it is the opinion or content of Employee and must not imply any connection to or origination from the Bank (including without limitation the use of Employee’s the Bank e-mail address as the source of such communication). If Employee uses social media to promote the efforts or initiatives of the Bank, Employee must disclose Employee’s employment relationship to the Bank or connection to the Bank’s Related Persons within the social media content or communication. For the purposes of this Agreement, the term “social media” refers to on-line blogs, forums, chat rooms and social networking sites such as Yelp, Facebook, Twitter, LinkedIn, Pinterest and YouTube, as well as all other similar sites, communications or activities.

11.       BINDING ARBITRATION. Employee agrees that any disputes arising out of Employee’s employment with the Bank shall be submitted to binding arbitration pursuant to the provisions set forth in the Arbitration Agreement attached hereto as Exhibit C.

12.       TERMINATION.  In keeping with Employee’s at-will status of employment, Bank shall be entitled to terminate Employee’s employment (and Employee shall be entitled to resign) at any time, with or without advance notice or cause.  Notwithstanding this at-will status, in the event that Bank terminates Employee’s employment without notice or cause, Employee shall be entitled to severance pay equal to three (3) months of Employee’s usual base wages.  Such severance shall be payable to Employee only after Employee executes Bank’s standard severance agreement, including a release of claims.   If Employee is terminated for cause, no severance shall be paid.  For the purposes of this section, “cause” shall be defined as (a) Employee’s disability which prevents Employee from being able to perform the essential functions of Employee’s position, with or without reasonable accommodation, to the extent that it causes an undue hardship to Bank; (b) Employee’s death; (c) Employee’s negligence, fraud, misrepresentation or gross dereliction of duties; (d) Employee’s arrest or conviction of a crime; or (e) any conduct of Employee which causes, or is likely to cause, harm to the Bank.

12.1         Termination on Change in Control.  “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

(a)	If, within twelve (12) months following a Change of Control, Employee’s employment is terminated by Bank or Employee voluntarily resigns with good cause, Employee shall receive:

1.	The sum of twelve (12) months of the Employee’s annual Base Salary hereof in effect as of the date of termination,

2.	any incentive compensation earned but not yet paid, and

3.	any business expenses incurred but not yet reimbursed.

(b)
The payment to which Employee is entitled pursuant to this Agreement shall be paid in a single installment within forty-five (45) days of Employee’s termination by Bank or voluntary resignation with good cause, with no percent value or other discount or, at Employee’s option, on a deferred basis with no premium.

(c)
For the purposes of this section, Employee’s “voluntary resignation with good cause” shall be defined as Employee’s voluntary resignation after one of the following occurrences within twelve (12) months after a change in control:

1.	Employee’s annual base salary is reduced without good cause; or a material change occurs in the functions, duties, responsibilities, reporting relationship or title.

2.	Employee is required to relocate to a work location which is more than fifty (50) miles from Employee’s usual place of work.

12.2         Benefits upon termination.   During the twelve (12) month period commencing on the date the Term of Employment ends under this Agreement, Employee (and, where applicable, Employee’s dependents) shall be entitled to continue participation in the group health insurance plans maintained by the Bank in the Consolidated Omnibus Budget Reconciliation Act of 1986 under “COBRA” at COBRA premium rates effective at time of termination.

13.       ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement, including Exhibits A – C hereto, sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. No representation, promise or inducement has been made by either party that is not embodied in this Agreement. This Agreement shall be effective as of the last date this Agreement is executed by either party below and shall continue until modified by a writing signed by both parties or until Employee’s employment is terminated by either party. No waiver by either party of the breach of any term or covenant contained in this Agreement shall be deemed to be a continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.       GOVERNING LAW; VENUE. California law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of this Agreement and all claims, controversies and other disputes and proceedings concerning or arising out of this Agreement. The parties to this Agreement agree that all actions or proceedings in any forum which arise directly or indirectly from this Agreement shall be arbitrated or litigated within Los Angeles County, California.

15.       ATTORNEYS’ FEES. If any party to this Agreement commences an action against another party to this Agreement related in any way to the Bank’s employment of Employee, Employee’s separation from employment or the terms of this Agreement, the losing party shall pay the prevailing party's reasonable attorneys' fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment, as well as reasonable attorneys' fees incurred in any post judgment proceeding to enforce any judgment in connection with this Agreement, except as otherwise provided by law.

16.       SEVERABILITY; BINDING EFFECT; ASSIGNMENT. If any of the provisions of this Agreement are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, executors, administrators, successors and assigns. Employee may not assign any rights under this Agreement without the express written permission of the Bank.

17.       NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) if delivered personally, when delivered; (b) if delivered by overnight carrier, on the date of delivery; or (c) if delivered by registered or certified mail, return receipt requested, on the third business day after having been mailed in Santa Barbara County, California. Notices and communications to the Bank shall be addressed to Martin Plourd, President/CEO, 445 Pine Ave. Goleta, CA  93117. Notices to the Employee shall be addressed to Employee at the address designated by Employee for employment purposes.

18.       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

19.       ADVICE OF COUNSEL; KNOWING AND VOLUNTARY EXECUTION. The parties to this Agreement have each sought the advice of counsel to the extent deemed necessary by that party with regard to the terms of this Agreement. Each party voluntarily enters into this Agreement with full knowledge and understanding of its terms.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, including Exhibits A -C hereto, as of the date set forth below.

Dated:	Community West Bank

By:

Its:

Dated:	Maureen C. Clark (“Employee”)

Maureen C. Clark

Exhibit A
Job Description – Chief Operating and Chief Information Officer

As a Chief Operating and Chief Information Officer, Employee shall be responsible for the following duties, without limitation:

•	Work closely with the President/CEO to develop and accomplish goals and strategic plans established by the Board of Directors and company executives.
•	Management responsibility for the strategic planning process and oversight of the reporting function to the Board of the implementations of the plan by the various business units.
•	Provide clear directions and oversight on strategic goals and their accomplishments, translating and prioritizing them into business and performance measures for responsible business units.
•	Ensure strategic objectives are translated into tactical business plans with mechanisms for key measurements in place to monitor progress to completion.
•
Contribute to the development of business unit strategy by providing a view on potential improvement for products or services and an assessment of the existing situation and anticipated changes in the external environment.

•	Develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the growth objectives of the Bank.
•	Recommend and develop information technology strategy and long term business plans that support the Bank’s strategic plan, and Chair the Information Technology Steering Committee.
•
Ensure effective organization infrastructure for the information technology activities by selecting and implementing management systems, programming tools and system products, written guidelines, organization standards and functions, and workplace methods and procedures that are standards of best practices in the banking industry and supportive attainment of organizational goals.

•
Maintain overall responsibility to provide for the continuance of the daily operation of the Bank regarding network services, connectivity for data processing/item processing and customized computer equipment.

•	Serve as the Team Leader of the Information Technology Team for the Bank's Disaster Recovery Plan.
•	Ensure that business projects are delivered in line with directions from Management.
•	Develop and establish operating policies consistent with the Bank’s broad policies and objectives to insure execution.
•	Coordinate the efforts of the different operational areas under management to ensure minimal duplication of efforts, maximum efficiency & effectiveness, and maximum value.
•	Ensure that a proper infrastructure (building, systems, and staff complement) is maintained and developed for the Bank.
•
Assist the CBO in supporting the development, communication, and implementation of effective growth strategies and processes; driving the achievement of sales, profitability, business goals, and objectives.

•	Implement policy and procedure improvements and changes, and respond to issues presented by the Relationship Banking Group.
•	Maintain knowledge of market and industry trends, competitors, and all aspects of the market.
•	Establish and monitor key performance indicators for management of the operations group.
•	Facilitate leases, vendor contracts and maintenance.
•	Lead, inspire and coach a team of high caliber professionals, creating succession to key roles and enhancing the Bank’s management capability.
•	Foster a success-oriented, open, and accountable environment within the Bank emphasizing a culture of empowerment and teamwork.
•	Represent the Bank with clients, prospects, investors, and business partners in a professional and knowledgeable manner.
•	Complete all required regulatory training as assigned within deadlines established including BSA, Bank Security and any other training as assigned.
•	Additional assignments as designated by the President/CEO.

In addition to these duties and responsibilities, Employee shall be responsible for carrying out those duties which may be requested or assigned by the Company from time to time in the Company’s sole discretion.

Maureen C. Clark
Date	Employee Name

Employee Signature

Exhibit B
Inventions Assignment and Confidentiality Agreement

I, Maureen Clark (“Employee”), as a condition of my continued at-will employment with Community West Bank (the “Bank”) agree that:

I.	OWNERSHIP AND PROTECTION OF WORK PRODUCT

A.        Employee shall promptly and fully inform Bank of, and disclose to Bank, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, knowhow, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and disco-veries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrighta-ble, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Employee develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, “Invention Ideas”).

B.         Each of the items described in the immediately preceding paragraph shall constitute Invention Ideas even if they do not relate to the duties Employee performs for Bank or to Bank’s Proprietary Information (as defined below), and regardless of whether or not created while Employee is performing duties for Bank or acting on Bank’s behalf or while using Bank’s equipment, supplies, facilities or Proprietary Information.

C.         All right, title and interest in and to all Invention Ideas shall be Bank's sole and exclusive property, and Employee shall have no interest therein. To the extent permitted by law, all Invention Ideas shall be produced as works made for hire. Employee shall not assert any right, title or interest in or to any Inventions Ideas, and Employee shall not undertake any other act or omission that would reduce the value to Bank of any Invention Ideas.

D.         Employee shall assist Bank, to the extent necessary, in obtaining patent or copyright registration on all Invention Ideas, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright, and do all things necessary or proper (or otherwise reasonably required by Bank), to the extent lawfully permitted, in order to enable Bank to obtain and enforce full and exclusive title to all Invention Ideas and all rights granted or assigned pursuant to this Agreement.

E.         If any of the Invention Ideas or any part of the duties Employee performs for Bank is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed or otherwise exploited without using or violating, technology or intellectual property rights owned or licensed by Employee and not assigned under this Agreement, Employee grants to Bank a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such technology and intellectual property rights in support of Bank's exercise or exploitation of the Invention Ideas or exploitation of other work performed by Employee for Bank or any assigned rights (including any modifications, improvements and derivatives of any of them).

F.         Because of the difficulty of establishing when Employee first conceives of or develops intellectual property, proprietary rights or work product or whether such intellectual property, proprietary rights or work product results from access to Bank’s confidential and proprietary information or equipment, facilities or data, Employee agrees that any intellectual property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Employee or with the aid of Employee within one year after the termination of Employee’s employment with Bank. Employee can rebut that presumption if Employee proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Employee’s employment with and by Bank; (ii) was conceived or developed entirely on Employee's own time without using Bank's equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any concepts or ideas developed or work performed by Employee for or on behalf of Bank or during the Term.

G.         Employee acknowledges that there is no intellectual property, proprietary right or work product that Employee desires not to be deemed Invention Ideas and thus to exclude from the above provisions of this Agreement. To the best of Employee’s knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Employee and any other person or entity.

H.         This section shall not operate to require Employee to assign to Bank any of Employee's rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870, which provides that:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employee represents and warrants to Bank that this paragraph constitutes Bank's written notification to Employee of the provisions of Section 2870 of the California Labor Code, and that Employee has reviewed Section 2870 of the California Labor Code.

II.	UNFAIR COMPETITION; PROTECTION OF CONFIDENTIAL AND TRADE SECRET INFORMATION

A.        As used in this Agreement, “Bank’s Confidential Information” means all Invention Ideas, knowledge and information that is, or would logically be considered, confidential, secret or proprietary relating to the operations, business, finances, affairs or property of Bank or any of its subsidiaries, affiliates or divisions; knowledge, information and materials directly or indirectly useful in, or directly or indirectly relating to, Bank or any of its subsidiaries, affiliates or divisions or any aspect of their business; and any other confidential or secret aspect of the business of Bank or its subsidiaries, affiliates or divisions, in whatever form it exists, whether or not marked as confidential or proprietary. Without limiting the generality of the foregoing, Bank’s Confidential Information includes (a) all trade secrets (including “trade secrets” as that term is defined under state or federal law) of Bank; (b) proprietary rights, processes, and other intellectual property and intangible assets or property (whether or not copyrighted or copyrightable or patented or patentable), owned or licensed by Bank, or directly or indirectly useful in any aspect of the business or affairs of Bank; (c) the names, locations, practices and requirements of any of Bank’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Bank; (d) confidential or secret development or research work of Bank, including information concerning any future or proposed services or products; (e) Bank’s accounting, billing, cost, revenue and other financial records, documents and information and the contents thereof; (f) Bank’s documents, contracts, agreements, corres-pondence and other similar business records; (g) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (h) Bank’s service mark applications, patents, patent applications and works of authorship.

B.          Employee also understands that Bank has received and in the future will receive from third parties their confidential and proprietary information subject to a duty on Bank's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that all such information shall constitute “Bank's Confidential Information” for all purposes of this Agreement and shall be subject to all restrictions under this Agreement applicable to Bank's Confidential Information.

C.          Employee shall not at any time during the Term divulge, furnish or make accessible to anyone any of Bank’s Confidential Information, or use in any way any of Bank’s Confidential Information other than as reasonably required to perform Employee’s duties under this Agreement. Employee shall not undertake any other acts or omissions that would reduce the value to Bank of Bank’s Confidential Information. The restrictions on Employee’s use of Bank’s Confidential Information shall not apply to knowledge or information that Employee can prove is part of the public domain through no fault of Employee.

D.          Employee agrees that after the termination of Employee's employment with Bank Employee shall promptly discontinue any use of any of Bank’s Confidential Information and promptly return to Bank all tangible information, including documents, records, notebooks, computer tape or other stored information of any form or type (for example, without limitation, written information that has been converted to electronic format), and any copies thereof, that constitutes or relates to Bank’s Confidential Information.

E.          Employee agrees that Bank’s Confidential Information constitutes a unique and valuable asset of Bank that Bank acquired at great time and expense, and which is secret and proprietary and will only be available to or communicated to Employee in confidence in the course of Employee’s provision of services to Bank. Employee also agrees that any disclosure or other use of Bank’s Confidential Information other than for Bank's sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Bank and to its subsidiaries, affiliates and divisions.

F.          Employee agrees that Bank's clients, potential clients, service providers, employees, vendors, independent contractors and other related persons or entities (collectively, “Related Persons”) constitute a valuable asset of Bank. During the Term and at all times thereafter, Employee shall not, directly or indirectly, for Employee or on behalf of any other person or entity, use Bank’s Trade Secrets (as that term is defined in state and federal law) to (a) solicit any Related Persons for a competing business, (b) induce or attempt to induce any Related Persons to terminate employment or other relationship(s) with Bank, or (c) in any way disrupt or interfere, or attempt to disrupt or interfere, with Bank's employment or other relationship with any Related Persons. Employee agrees that any such activity or conduct by use of Bank’s Trade Secrets would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Bank, and therefore agrees that such restrictions are fair and reasonable.

III.	NON-COMPETITION

A.        During the Term, neither Employee nor any person or entity acting with or on Employee’s behalf, shall directly or indirectly (whether for compensation or otherwise), in any capacity (whether individual or representative), seek to compete with Bank’s business within any location in which Bank at any time conducts or seeks to conduct business.

B.         Employee agrees that if during the Term Employee has any business to transact on Employee’s own account that is similar to the business entrusted to Employee by Bank, Employee shall first disclose such business to Bank and shall always give preference to Bank's business.

C.         After the Term, neither Employee nor any person or entity acting with or on Employee’s behalf, shall directly or indirectly (whether for compensation or otherwise), in any capacity (whether individual or representative), seek to compete with Bank’s business within any location in which Bank at any time conducts or seeks to conduct business by use of Bank’s trade secrets.  Nothing in this section shall prohibit Employee from competing with Bank’s business without using Bank’s trade secrets.

D.         For purposes of this Agreement, “Compete” means doing any of the following, whether directly or indirectly or individually or through or by assisting any other person or entity: (a) calling on, soliciting, taking away or accepting business, selling products or services to, or engaging in any business or activity with any Related Persons of Bank or prospective Related Persons of Bank; or (b) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Bank conducted at any time during the Term.

E.         Notwithstanding anything else in this agreement to the contrary, Employee will not be liable for disclosing trade secrets in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

IV.	OTHER TERMS

A.        Employee acknowledges that Employee’s compliance with this agreement is necessary to protect the business and goodwill of the Bank and that the Bank will pursue legal action against Employee to remedy any damages caused by Employee’s breach of this Agreement.

B.         If any portion of this Agreement is held to be void or unenforceable, the remainder of the Agreement shall remain in effect. This Agreement shall apply to the Bank as well as to its successors, assigns, parent or subsidiary companies or other related persons. No alteration or modification to any of the provisions of this Agreement will be valid unless made in writing and signed by Employee and the Bank.

C.         This Agreement shall be subject to and governed by the laws of the State of California. Any claim, charge or action arising under this Agreement or between Employee and the Bank shall be brought in Los Angeles County, California. Subject to applicable law, in any legal action between Employee and the Bank to enforce any provision of this Agreement, the prevailing party shall recover its attorneys’ fees.

D.         This Agreement constitutes the complete understanding between Employee and the Bank regarding the matters addressed, and all prior representations or agreements regarding confidential information and unfair competition are superseded by this Agreement.

E.         Nothing in this agreement alters Employee’s at-will employment relationship with the Bank.

Date:
Maureen C. Clark

Exhibit C
Arbitration Agreement

Although Community West Bank ("the Bank") hopes that employment disputes will not occur, the Bank believes that where such disputes do arise, it is in the mutual interest of everyone involved to handle them in binding arbitration, which generally resolves disputes quicker than court litigation and with a minimum of disturbance to all parties involved.

By entering into this Agreement, the Bank and the undersigned Employee are waiving the right to a jury trial for most employment‑related disputes. The Employee further understands that entering into this Arbitration Agreement does not alter the Employee's at‑will employment with the Bank.

The Bank and the undersigned Employee hereby agree that any dispute with any party (including the Bank, its affiliates, successors, and representatives) that may arise from Employee's employment with the Bank or the termination of Employee's employment with the Bank shall be resolved by mandatory, binding arbitration before a retired judge or other arbitrator selected by mutual agreement of the Bank and the Employee.

This Arbitration Agreement does not cover the following claims:

•
Administrative claims properly presented to an administrative agency, such as the Equal Employment Opportunity Commission (EEOC) or federal Department of Labor (Wage and Hour Division), or any equivalent state administrative agency, except that if any such claim is dismissed from the administrative agency's jurisdiction, the parties must then submit to binding arbitration pursuant to this Agreement. The Employee may (but is not required to) choose arbitration to resolve the Employee’s dispute rather than pursuing a claim with an administrative agency.

•	Workers’ Compensation benefits;

•	Unemployment compensation benefits;

•	Claims based on the National Labor Relations Act;

•	Claims based upon any Bank employee benefit and/or welfare plan that contains an appeal procedure or other procedure for the resolution of disputes under the plan.

•	Claims brought under the Private Attorneys General Act (“PAGA”) as set forth in California Labor Code sections 2698 et seq.

The arbitration requirement does apply to all statutory, contractual and/or common law claims arising from employment with the Bank including, but not limited to, the following:

•
Any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable;

•
Claims that could be asserted in court, including breach of any express or implied contract or covenant; tort claims; claims for retaliation, discrimination or harassment of any kind, including claims based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability, medical condition or other characteristics protected by law. This includes claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, or any other federal or state statute on these subjects;

•
Claims for violation of any statutory leave law, including the federal Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), California Paid Leave or any related federal or state statute;

•	Violations of confidentiality or breaches of trade secrets;

•	Violation of any other federal, state, or other governmental law, regulation or ordinance, whether based on statute or common law;

•	Claims made against the Bank or any of its subsidiary or affiliated entities, or its individual officers, directors or employees for any matters arising out of any of the above claims.

Except as otherwise required by applicable law, the parties agree that all claims subject to binding arbitration under this Agreement, including as set forth more specifically above, shall be conducted on an individual basis, and not as a class action.

Binding arbitration under this Agreement shall be conducted in accordance with any applicable state statutes providing for arbitration procedures. Alternatively, if no such state statutes exist, then arbitration shall be conducted pursuant to the rules of the American Arbitration Association (“AAA”) for employment law disputes. A copy of these AAA rules can be found at www.adr.org under “Rules & Procedures”. The parties may mutually agree upon another arbitration procedure.

The arbitrator shall be a retired superior or appellate court judge or other professional arbitrator chosen by agreement of the parties or any local dispute resolution service administered by the Superior Court of the county in which the dispute arose. The arbitrator shall not have any authority to consolidate, combine or aggregate the claims of the undersigned employee with those of any other employee. The arbitrator shall have no authority to create an arbitration proceeding on a class basis, nor to award relief to a class of employees in one arbitration proceeding.

Any dispute with any party that arises from Employee's employment with the Bank or termination of employment with the Bank must be submitted to binding arbitration within the applicable statute of limitations prescribed by law. With the exception of a filing fee that shall not exceed the cost to file a comparable claim in state or federal court, the Bank shall pay the fees and costs of the Arbitrator, and each party shall pay for its own costs and attorneys' fees. However, the Arbitrator may award costs and/or attorneys' fees to the prevailing party to the extent permitted by law and shall follow any applicable statutory requirements regarding an award of attorneys’ fees and costs.

The parties will be permitted to conduct discovery as provided by the applicable state statute(s). In the absence of any such statute(s), the parties shall follow the discovery procedures set forth by the American Arbitration Association. Within 30 days of the conclusion of the arbitration, the Arbitrator shall issue a written opinion setting forth the factual and legal basis for his or her decision. The Arbitrator shall have the power and discretion to award to the prevailing party all damages provided under the applicable law.

If any provision of this Agreement is held to be unenforceable, it shall be stricken from the Agreement and the remainder of the Agreement shall be fully enforceable. If any provision of this Agreement is held to be in conflict with a mandatory provision of applicable law, the conflicting provision of this Agreement shall be modified automatically to comply with the applicable law until such time as the provision can be formally modified to comply with the law.

I acknowledge that I have carefully read this agreement, and that I understand and agree to its terms. I have entered into this agreement voluntarily and have not relied upon any promises or representations other than those contained herein. I understand that I am giving up my right to a court or jury trial by entering into this agreement. I understand that this arbitration agreement does not change my at‑will employment status with the Bank.

Maureen C. Clark
Date

Employee Signature

Martin Plourd, President/CEO